Exhibit 2.1

Execution Version

SECOND AMENDMENT TO BUSINESS COMBINATION AGREEMENT

This Second Amendment to the Business Combination Agreement (this “Amendment”) is made and entered into as of July 20, 2023, by and between Athena Technology Acquisition Corp. II, a Delaware corporation (“SPAC”), and Air Water Ventures Ltd, a private company formed under the Laws of England and Wales (the “Company”).

WHEREAS, SPAC and the Company are party to that certain Business Combination Agreement, dated as of April 19, 2023 (the “BCA”), as amended by that certain First Amendment to the BCA, dated as of June 16, 2023 (the “First Amendment”);

WHEREAS, Section 14.8 of the BCA permits amendments of the BCA by execution of a written instrument signed by each of SPAC and the Company; and

WHEREAS, SPAC and the Company desire to further amend the BCA as set forth herein.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, the Parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meaning ascribed to them in the BCA.

2. Amendment to BCA. The First Amendment is hereby amended to change each reference of the date “July 21, 2023” to “August 21, 2023”.

3. Ratification. Except as modified by this Amendment and the First Amendment, the BCA remains unchanged and in full force and effect in its entirety, and is hereby ratified and confirmed in all respects. Whenever the BCA is referred to in the BCA or in any other agreements, documents and instruments, such reference shall be deemed to be to the BCA as amended by this Amendment. Notwithstanding the foregoing, references to the date of the BCA, and references to “the date hereof” and “the date of this Agreement” or words of like import shall continue to refer to April, 19, 2023.

4. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall be constitute one and the same agreement. The exchange of copies of this Amendment and of signature pages by facsimile transmission or portable document format shall constitute effective execution and delivery of this Amendment as to the parties and may be used in lieu of the original agreement for all purposes. Signatures of the parties transmitted by facsimile or portable document format shall be deemed to be their original signatures for all purposes.

5. Governing Law. THIS AMENDMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD REQUIRE THE APPLICATION OF ANY OTHER LAW.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the date first written above.

SPAC:

ATHENA TECHNOLOGY ACQUISITION CORP. II

By:	/s/ Isabelle Freidheim
Name:	Isabelle Freidheim
Title:	Chief Executive Officer and Chairperson of the Board of Directors

[Signature Page to Second Amendment to Business Combination Agreement]

Company:

AIR WATER VENTURES LTD.

By:	/s/ Alexander David Guy
Name:	Alexander David Guy
Title:	Executive Chairman and Founder

[Signature Page to Second Amendment to Business Combination Agreement]